FOR IMMEDIATE RELEASE

WILLIAM P. BRAND, JR. JOINS PRB GAS TRANSPORTATION, INC. AS VP - FINANCE

Denver, CO – August 2, 2005 – PRB Gas Transportation, Inc. (“PRB”) (AMEX: PRB) today announced that William P. Brand, Jr. has joined the Company as Vice President - Finance.  He succeeds Pauline Schneider, who will remain at PRB during the transition and will continue as a consultant.

Mr. Brand joins PRB from Hudson Highland/JMT Financial Partners, a consultancy where he was the firm’s oil and gas industry practice director responsible for planning, executing and leading client projects, including Sarbanes-Oxley 404 compliance, SEC and other financial reporting projects.  Earlier, he was Controller/Finance Director of Orica USA Inc., which is part of the Australian-based publicly held company with major business interests in mining services, chemicals, fertilizers and consumer products.  At Orica, he was responsible for financial reporting, planning and analysis, external and internal audits, insurance and risk management, pension plan administration, acquisition due diligence and U.S. and Canadian tax and statutory filings.  The scope of operations under Mr. Brand’s watch included U.S., Canadian and Latin American manufacturing and distribution sites supporting mining services operations, including joint ventures, in seven countries with annual sales of approximately $650 million.  Mr. Brand also served as the International Financial Manager/Director at Media One and U.S. West International, now AT&T Wireless International Inc.  While there, he directed and coordinated the parent company’s accounting and consolidation of its numerous international operations.  Mr. Brand began his career at BHP Petroleum, Inc., (formerly Monsanto Oil and Monsanto Company).  After successive promotions, his last position was Finance Manager, International.

Mr. Brand holds a B.S., Administrative Sciences, and an M.B.A. from Southern Illinois University, Carbondale, Illinois.

Robert W. Wright, Chairman and CEO, stated, “Having seen us ably through our early stage financing and IPO, through two acquisitions, and listing on the AMEX, Pauline has decided to minimize her workload.  We are grateful for the service and leadership she provided PRB.  Fortunately, she will be working with Bill through the transition period and will be available as a consultant, as needed.  We are very pleased Bill is joining us, having extensive experience as a financial officer in the oil and gas industry and a proven track record of management and leadership skills.”

“I am delighted to be part of a growing company with excellent prospects and such a fine management team,” said Mr. Brand.

PRB Gas Transportation, Inc. owns and operates intrastate natural gas gathering systems in the Rocky Mountain area.  The Company presently owns approximately 200 miles of pipeline and is gathering coal-bed methane gas from more than 450 wells in Wyoming’s Powder River Basin.

Company Contacts:

                 or

Investor Relations Counsel

PRB Gas Transportation, Inc.

The Equity Group Inc.

Robert W. Wright, Chairman and CEO

Linda Latman  (212) 836-9609

(303) 308-1330

Andreas Marathovouniotis  (212) 836-9611

info@prbtrans.com

www.theequitygroup.com